EX-99.B-77Q1(e)
                               UNITED FUNDS, INC.

SUB-ITEM 77Q1(e)    Changes to the registrant's investment advisory
                    contract:

                  EXHIBIT A TO INVESTMENT MANAGEMENT AGREEMENT

                                  FEE SCHEDULE

A cash fee computed each day on net asset value for each Fund at the annual rates listed below

United Accumulative Fund

Net Assets                                   Fee

Up to $1 billion                             0.70% of net assets

Over $1 billion and up to $2 billion         0.65% of net assets

Over $2 billion and up to $3 billion         0.60% of net assets

Over $3 billion                              0.55% of net assets

United Bond Fund

Net Assets                                   Fee

Up to $500 million                           0.525% of net assets

Over $500 million and up to $1 billion       0.50% of net assets

Over $1 billion and up to $1.5 billion       0.45% of net assets

Over $1.5 billion                            0.40% of net assets

United Income Fund

Net Assets                                   Fee

Up to $1 billion                             0.70% of net assets

Over $1 billion and up to $2 billion         0.65% of net assets

Over $2 billion and up to $3 billion         0.60% of net assets

Over $3 billion up to $6 billion             0.55% of net assets

Over $6 billion                              0.50%

United Science and Technology Fund

Net Assets                                   Fee

Up to $1 billion                             0.85% of net assets

Over $1 billion and up to $2 billion         0.83% of net assets

Over $2 billion and up to $3 billion         0.80% of net assets

Over $3 billion                              0.76% of net assets



















As Amended and Effective June 30, 1999.